March 13, 2007

CBS CORPORATION ANNOUNCES NEW COMPENSATION AGREEMENT FOR EXECUTIVE CHAIRMAN SUMNER REDSTONE

Revised Employment Agreement Will Feature Compensation Plan Tied More to Shareholder Returns

CBS Corporation (NYSE: CBS.A and CBS) announced today a revised compensation package for its Executive Chairman Sumner Redstone that is tied more toward shareholder returns and less on cash salary and bonuses. The majority of Redstone’s total compensation will now be determined directly by performance of CBS Corporation’s stock, and returns to its shareholders.

The equity-driven agreement with CBS Corporation closely mirrors Redstone’s recently-revised employment package with Viacom Inc., in which he also serves as Executive Chairman.

“We are very pleased to announce this new agreement with Mr. Redstone,” said Charles Gifford, Chairman of the Compensation Committee of the CBS Corporation Board of Directors. “As Executive Chairman of CBS Corporation, he has provided the board with great vision and guidance, and his belief that executive compensation should be tied to the financial performance of the company is to be commended. In just one year, CBS Corporation has delivered significant value to its shareholders, evidenced by its stock price and the dividends it has returned to its shareholders.”

“The pay-for-performance model is one I have long championed, as it more closely aligns executive compensation with the returns the company generates for its shareholders,” said Redstone. “I want to thank the Board and the Compensation Committee for making this prudent decision, and for the counsel they have provided CBS Corporation throughout the past year.”

Under the terms of the new agreement, beginning in 2007, Mr. Redstone’s salary will be reduced to $1 million per year (from current $1.75 million), and deferred compensation, presently $1.3 million per year, will be eliminated. His target cash bonus under CBS’s short-term incentive plan will be reduced from $6.1 million to $3.5 million per year. Mr. Redstone will receive an annual award of stock options having a grant-date value of $3 million. He will also receive an annual award of performance share units (PSU’s) with a target value of $3 million.

The value, if any, realized from PSU’s will depend on the total shareholder return of CBS Class B common stock compared with the total shareholder return of companies comprising the Standard & Poor’s 500 Composite Index over a measurement period of, in general, three years

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and, in certain circumstances, by a measurement of operating income before depreciation and amortization. Mr. Redstone also agreed to convert an approximate $10 million deferred compensation account balance to stock options. The option equivalents will have an exercise price equal to the closing price of CBS’s Class B common stock on the conversion date and will vest over four years. The revised agreement is subject to certain other terms and conditions.

In addition, as a result of the action of the Board and Mr. Redstone, outstanding litigation related to CBS’s compensation practices has been favorably resolved in principle, subject to court approval.

CBS Corporation is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW -- a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime and CSTV Networks), local television (CBS Television Stations), television production and syndication (CBS Paramount Network Television and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products) and video/ DVD (CBS Home Entertainment). For more information, log on to www.cbscorporation.com.

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Press Contact:

Dana McClintock	212/975-1077	dlmcclintock@cbs.com
Shannon Jacobs	212/975-3161	sljacobs@cbs.com